     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 12, 2005

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                      AMERICAN GENERAL FINANCE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       INDIANA                                               35-0416090
   (STATE OR OTHER JURISDICTION OF INCORPORATION OR           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                    ORGANIZATION)

                             ---------------------
                             601 N.W. SECOND STREET
                           EVANSVILLE, INDIANA 47708
                                 (812) 424-8031
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                             ---------------------
                             TIMOTHY M. HAYES, ESQ.
                      AMERICAN GENERAL FINANCE CORPORATION
                                  P.O. BOX 59
                           EVANSVILLE, INDIANA 47701
                                 (812) 424-8031
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                    COPY TO:
                              JOHN H. NEWMAN, ESQ.
                         SIDLEY AUSTIN BROWN & WOOD LLP
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO                 PROPOSED MAXIMUM                AMOUNT OF
           TO BE REGISTERED(1)                    BE REGISTERED         AGGREGATE OFFERING PRICE(2)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................       $10,000,000,000              $10,000,000,000                 $1,177,000
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also registers delayed delivery contracts which may be issued by the registrant under which the counterparty may be required to purchase Debt Securities.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o). Exclusive of accrued interest, if any.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION. DATED JULY 12, 2005

PROSPECTUS

                                $10,000,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     We may sell at one or more times up to $10,000,000,000 aggregate principal amount of our debt securities. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We may sell the debt securities in multiple series with the terms of each series to be determined at the time of sale. We will provide the specific terms of the series of debt securities being offered at any time in one or more supplements to this prospectus. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS           , 2005.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the registration statement and its exhibits and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, current and special reports and other information with the SEC. Our SEC filings, including the registration statement, the indenture under which the debt securities are to be issued and other information about us, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided solely for the information of prospective investors and is not intended to be an active link. You may read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information contained in the documents that is deemed not to be filed):

      -- our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by our Annual Report on Form 10-K/A (Amendment No.
           1) for the fiscal year ended December 31, 2004;

      -- our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005;

      -- any other documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the debt securities offered by this prospectus; and

      -- the indenture under which the debt securities are to be issued, which is incorporated by reference as an exhibit to the registration statement that contains this prospectus.

     Some of the information in our later SEC filings will update and supersede information in this prospectus and in our prior SEC filings.

     You may request a copy of any document we incorporate by reference (excluding exhibits, unless specifically incorporated by reference into such documents), at no cost, by writing us at 601 N.W. Second Street, Evansville, Indiana 47708, Attention: Treasury Department. You may also telephone our Treasury Department at (812) 424-8031.
                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our belief regarding future events, many of which are inherently uncertain and outside of our control. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, financial results and reserves. Our actual results and financial condition may differ from the anticipated results and financial condition indicated in these forward-looking statements. The important factors, many of which are outside of our control, which could cause our actual results to differ, possibly materially, include, but are not limited to, the following:

      -- changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we access capital and invest cash flows from the insurance business segment;

      -- changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels and the formation of business combinations among our competitors;

      -- the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or inability to repay;

      -- shifts in collateral values, contractual delinquencies and credit losses;

      --   levels of unemployment and personal bankruptcies;

      -- our ability to access capital markets and maintain our credit rating position;

      -- changes in laws or regulations that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products;

      -- the costs and effects of any litigation or governmental inquiries or investigations that are determined adversely to us;

      -- changes in accounting standards or tax policies and practices and the application of such new policies and practices to the manner in which we conduct business;

      -- our ability to integrate the operations of any acquisitions into our businesses;

      -- changes in our ability to attract and retain employees or key executives to support our businesses; and

      -- natural or accidental events such as fires or floods affecting our branches or other operating facilities.

     We also direct you to other risks and uncertainties discussed in other documents we file with the SEC. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future events or otherwise.

                      AMERICAN GENERAL FINANCE CORPORATION

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses.

     We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. American General Finance, Inc. is an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities, financial services and asset management in the United States and abroad.

     At December 31, 2004, we had 1,405 offices in 44 states, Puerto Rico and the U.S. Virgin Islands and approximately 8,900 employees. Our principal executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the debt securities:

      --   to repay debt;

      --   to make loans to customers;

      --   to purchase receivables; and/or

      --   for other general corporate purposes.

     We may temporarily invest the net proceeds in short-term marketable securities to earn income until we use the funds for these purposes.

                         SELECTED FINANCIAL INFORMATION

     We have derived the following selected financial information from our consolidated financial statements as of and for each of the years ended December 31, 2004, 2003 and 2002, which were audited by PricewaterhouseCoopers LLP, and as of and for each of the years ended December 31, 2001 and 2000, which were audited by other independent auditors, and from our unaudited consolidated financial statements as of and for the three-month period ended March 31, 2005. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information". The results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be achieved for the full year ending December 31, 2005.

                                                                      YEARS ENDED DECEMBER 31,
                              THREE MONTHS ENDED   --------------------------------------------------------------
                                MARCH 31, 2005        2004         2003         2002         2001         2000
                              ------------------   ----------   ----------   ----------   ----------   ----------
                                                            (DOLLARS IN THOUSANDS)
Revenues:
  Finance charges...........       $531,324        $1,917,288   $1,712,094   $1,678,923   $1,668,613   $1,577,551
  Insurance.................         42,509           176,840      181,642      191,230      195,393      196,241
  Other:
    Service fee income from
      a non-subsidiary
      affiliate.............         63,057           199,856       49,547        3,094           --           --
    Miscellaneous...........         27,631           126,516      219,090      107,727      111,530      129,034
                                   --------        ----------   ----------   ----------   ----------   ----------
Total revenues..............        664,521         2,420,500    2,162,373    1,980,974    1,975,536    1,902,826
                                   --------        ----------   ----------   ----------   ----------   ----------
Expenses:
  Interest expense..........        192,829           626,401      538,858      553,877      620,487      677,372
  Operating expenses:
      Salaries and
         benefits...........        130,449           491,050      406,807      309,214      293,991      282,881
      Other operating
         expenses...........         73,639           280,699      268,821      241,973      235,975      242,955
  Provision for finance
    receivable losses.......         63,217           264,718      308,451      296,365      284,735      202,461
  Insurance losses and loss
    adjustment expenses.....         17,148            76,681       67,849       83,275       88,111       88,354
  Other charges.............             --                --           --           --       58,020(a)         --
                                   --------        ----------   ----------   ----------   ----------   ----------
Total expenses..............        477,282         1,739,549    1,590,786    1,484,704    1,581,319    1,494,023
                                   --------        ----------   ----------   ----------   ----------   ----------
Income before provision for
  income taxes..............        187,239           680,951      571,587      496,270      394,217      408,803
Provision for income
  taxes.....................         68,897           210,964      208,014      146,775      141,426      148,673
                                   --------        ----------   ----------   ----------   ----------   ----------
Net income..................       $118,342        $  469,987   $  363,573   $  349,495   $  252,791   $  260,130
                                   ========        ==========   ==========   ==========   ==========   ==========

---------------

(a) In September 2001, we recorded one-time charges totaling $58.0 million, resulting from AIG's and our joint assessment of the business environment and post-business combination plans.

                                                                          DECEMBER 31,
                                               -------------------------------------------------------------------
                              MARCH 31, 2005      2004          2003          2002          2001          2000
                              --------------   -----------   -----------   -----------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS)
Net finance receivables.....   $21,079,938     $19,739,886   $14,838,489   $13,574,338   $11,718,580   $11,427,825
Total assets................    23,479,343      22,093,808    16,771,141    15,400,722    13,447,626    13,193,153
Short-term debt.............     3,958,603       4,002,472     3,184,529     3,061,141     4,578,637     4,846,445
Long-term debt..............    15,586,553      14,481,059    10,686,887     9,566,256     6,300,171     5,667,567
Total shareholder's
  equity....................     2,888,681       2,732,473     2,051,429     1,809,928     1,545,927     1,786,294

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our historical consolidated ratios of earnings to fixed charges for each of the periods indicated were as follows:

                         YEARS ENDED DECEMBER 31,
THREE MONTHS ENDED   --------------------------------
  MARCH 31, 2005     2004   2003   2002   2001   2000
------------------   ----   ----   ----   ----   ----
   1.95              2.06   2.03   1.87   1.62   1.59

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on debt and a portion of rent that is considered interest.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture dated as of May 1, 1999 between us and Citibank, N.A., as Trustee. As used in this prospectus, "debt securities" means the securities that we issue and that the Trustee authenticates under the indenture. Capitalized terms used but not defined under this caption of the prospectus have the meanings given to them in the indenture.

     We have summarized selected terms and provisions of the indenture below. The following summary of the material provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture. In the summary, we have included references to section numbers of the indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the indenture. See "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

     The indenture allows us to issue debt securities in bearer form. Because we do not intend to issue debt securities in bearer form under this prospectus, we have not described the related provisions of the indenture. If we elect to issue debt securities in bearer form, we will describe the related provisions of the indenture in the prospectus supplement relating to the applicable series of debt securities.

TERMS OF DEBT SECURITIES

     The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include some or all of the following:

      --   the title of the debt securities;

      -- the aggregate principal amount of the debt securities, and whether the principal amount will be determined with reference to an index, formula or other method;

      -- if other than U.S. dollars, the currency in which payment of the principal of, and interest on, the debt securities will be payable;

      -- the percentage of their principal amount at which the debt securities will be issued and, in the case of Original Issue Discount Securities, the principal amount that will be payable if their maturity is accelerated;

      -- the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

      -- whether the debt securities will bear interest at a fixed or variable rate and, as applicable:

         -- the interest rate or the manner in which the interest rate is determined,

         --   the date from which interest will accrue,

         --   the record and interest payment dates for the debt securities, and

         --   the first interest payment date;

      -- the places where payments on the debt securities will be made (if other than New York City) and where the debt securities may be surrendered for registration of transfer or exchange;

      -- any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities;

      -- whether the debt securities will be issued in the form of one or more global debt securities and, if so, the identity of the depositary for the global debt securities;

      -- any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities; and

      --   any other material terms of the debt securities.

     The indenture does not limit the amount of debt securities we may issue under it. It permits us to issue debt securities from time to time in one or more series, in an aggregate principal amount authorized by us before each issuance. We may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. Section 301 of the indenture.

     Unless the applicable prospectus supplement states otherwise, we will issue debt securities in denominations of $1,000 and multiples of $1,000. We may issue debt securities denominated in foreign currencies, in each case as specified in the applicable prospectus supplement. Section 302 of the indenture.

     Unless the applicable prospectus supplement states otherwise, you may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office maintained for that purpose. There will be no service charge for any transfer or exchange of debt securities, but we may require a payment to cover any tax or other governmental charge related to the transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer. Section 305 of the indenture.

     One or more series of debt securities may provide that if their maturity is accelerated under the indenture, the amount due and payable will be less than their stated principal amount. These are referred to as "Original Issue Discount Securities". Section 101 of the indenture. An Original Issue Discount Security would be issued at a discount from its stated principal amount and would bear interest at a below-market rate or not at all. Under applicable federal income tax laws and regulations, if a debt security is issued at a discount and the amount of discount exceeds a de minimis amount, then regardless of whether the debt security meets the indenture's definition of "Original Issue Discount Security", the holder of the debt security would be required to include amounts in gross income for federal income tax purposes before receiving the related cash. The prospectus supplement relating to any debt securities subject to these laws and regulations will describe the federal income tax consequences and other special considerations that you should consider before purchasing them.

     Unless the applicable prospectus supplement states otherwise, we will pay the principal of, and any premium or interest on, debt securities issued in certificated form at a designated office of the Trustee in New York City. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless otherwise stated in the applicable prospectus supplement, we will pay interest by check mailed to the persons in whose names the debt securities are registered on the applicable record dates. Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See
"-- Global Debt Securities". Sections 307 and 1002 of the indenture.

RANKING

     The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. All debt securities issued under the indenture will rank equally with each other, including other debt securities previously issued under the indenture.

     The indenture does not limit the amount of indebtedness that we may incur. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provision that would afford holders of the debt securities protection in the event of a highly-leveraged transaction or other transaction that may adversely affect holders of the debt securities, except as described under "-- Limitations on Liens" and "-- Merger and Consolidation".

     Because we are a holding company and conduct our operations through our Subsidiaries, holders of the debt securities will generally have a junior position to claims of creditors of our operating Subsidiaries, except to the extent that our claims as a creditor of our Subsidiaries may be recognized.

LIMITATIONS ON LIENS

     The indenture provides that neither we nor any of our Subsidiaries may create, assume or allow to exist, except in favor of us or one of our Wholly-owned Subsidiaries, any Mortgage on any of our property or their property, unless the debt securities will be secured equally and ratably. This restriction does not apply to, among other things:

      --   any Mortgage existing on May 1, 1999;

      -- any Mortgage on properties or assets, in addition to those otherwise permitted, securing Indebtedness which at the time incurred does not, together with all other Indebtedness so secured and not otherwise permitted, exceed in the aggregate 10% of Consolidated Net Worth;

      -- any Mortgage on properties or assets securing Indebtedness of any Subsidiary, created in the ordinary course of business by the Subsidiary, if, as a matter of practice, the Subsidiary, before becoming a Subsidiary, had incurred Indebtedness on a secured basis;

      -- any Mortgage on our property or the property of any of our Subsidiaries if the principal amount of the Indebtedness securing the Mortgage does not exceed 75% of the cost of the property and if the Mortgage is:

         -- a Mortgage on property acquired or constructed by us or any of our Subsidiaries after May 1, 1999, which Mortgage is:

            -- a purchase money Mortgage created to secure the purchase price of the property (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction of the property), or

            -- a Mortgage existing on the property at the time we acquired it, or

         -- a Mortgage existing on any property of any corporation at the time it becomes a Subsidiary, or

         --   a Mortgage with respect to property acquired after May 1, 1999;

      --   refundings or extensions of any permitted Mortgage; and

      -- any Mortgage created by us or any Subsidiary in connection with a transaction intended by us or the Subsidiary to be one or more sales of properties or assets, provided that the Mortgage only applies to the properties or assets involved in the sale or sales, the income from those properties or assets and/or the proceeds of those properties or assets.

     Section 1007 of the indenture.

     "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance. Section 101 of the indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, if an Event of Default with respect to any debt securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all the debt securities of that series due and payable immediately. However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration will occur automatically. If all Events of Default with respect to debt securities of that series have been cured or waived, and all amounts due otherwise than because of the acceleration have been paid or deposited with the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind the acceleration and its consequences. Section 502 of the indenture.

     If the maturity of Original Issue Discount Securities is accelerated, an amount less than the principal amount will be due and payable. We will describe the provisions relating to acceleration of the maturity of Original Issue Discount Securities in the applicable prospectus supplement.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of that series, and any Event of Default arising from a past default, except in the case of:

      -- a default in the payment of the principal of, or any premium or interest on, any debt security of that series; or

      -- a default in respect of a covenant or provision that may not be amended or modified without the consent of the holder of each outstanding debt security of that series.

     Section 513 of the indenture.

     "Event of Default" means the occurrence and continuance of any of the following events with respect to a series of debt securities:

      -- failure to pay when due any interest on any debt security of that series, continued for 30 days;

      -- failure to pay when due the principal of, and any premium on, any debt security of that series;

      -- failure to deposit when due any sinking fund payment on any debt security of that series;

      -- failure to perform when required any other covenant that applies to the debt securities of that series and continuance of that failure for 90 days after written notice as provided in the indenture;

      -- acceleration of any of our indebtedness in a principal amount in excess of $25,000,000 if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 15 days after written notice as provided in the indenture;

      --   certain events in bankruptcy, insolvency or reorganization; and

      -- any other Event of Default that may be provided with respect to the debt securities of that series.

     Section 501 of the indenture.

     The Trustee is required, within 90 days after the occurrence of any continuing default that it knows of, to notify the holders of the applicable series of debt securities of the default. However, unless the default is a payment default, the Trustee may withhold the default notice if it in good faith decides that withholding the notice is in the holders' interests. In addition, in the case of any default referred to in the fourth event listed in the previous paragraph, the Trustee will not give notice to holders until at least 30 days after the default occurs. Section 602 of the indenture.

     Subject to its duty to act with the required standard of care in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless the holders offer the Trustee reasonable indemnification. Sections 601 and 603 of the indenture. If reasonable indemnification is provided, then, subject to other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power of the Trustee, with respect to the debt securities of that series. Section 512 of the indenture.

     No holder of a debt security of any series may institute any action against us under the indenture, except actions for payment of overdue principal of, or any premium or interest on, that debt security, unless:

      -- the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to that series of debt securities;

      -- the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the Trustee to institute that action and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

      -- the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity; and

      -- the Trustee has not received any inconsistent written request within that 60 day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

     Sections 507 and 508 of the indenture.

     The indenture requires us to deliver to the Trustee annual statements as to our compliance with all conditions and covenants under the indenture. Section 1005 of the indenture.

MERGER AND CONSOLIDATION

     The indenture generally permits us to consolidate with, merge with or into, or sell or convey all or substantially all of our assets to, any other corporation or entity if:

      -- either (1) we are the survivor of the merger or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets is organized and existing under the laws of the United States or any State and assumes all of our obligations and covenants under the indenture, including payment obligations; and

      -- immediately after the transaction, no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would be an Event of Default.

     Section 801 of the indenture.

MODIFICATION AND WAIVER

     The indenture may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, unless each holder to be affected by the proposed change consents, no modification or amendment may:

      -- change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any outstanding debt security;

      -- reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

      -- reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security or that would be provable in bankruptcy;

      -- adversely affect any right of repayment at the option of the holder of any debt security;

      -- change the places or currency of payment of the principal of, or any premium or interest on, any debt security;

      -- impair the right to sue for the enforcement of any payment of principal of, or any premium or interest on, any debt security on or after the date the payment is due;

      -- reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

         --   modify or amend the indenture with respect to that series,

         -- waive any past default or compliance with certain restrictive provisions, or

         --   constitute a quorum or take action at a meeting; or

      -- otherwise modify the provisions of the indenture concerning modification or amendment or concerning waiver of compliance with certain provisions of, or certain defaults and their consequences under, the indenture, except to:

         -- increase the percentage of outstanding debt securities necessary to modify or amend the indenture or to give the waiver, or

         -- provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

     Section 902 of the indenture.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our obligation to comply with certain restrictive provisions applicable to the series. Section 1008 of the indenture.

     The indenture may be modified or amended without the consent of any holder of outstanding debt securities for any of the following purposes:

      -- to evidence that another entity is our successor and has assumed our obligations with respect to the debt securities;

      -- to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the indenture;

      --   to add any Events of Default to all or any series of debt securities;

      -- to change or eliminate any restrictions on the payment of the principal of, or any premium or interest on, any debt securities, to modify the provisions relating to global debt securities, or to permit the issuance of debt securities in uncertificated form, so long as in any such case the interests of the holders of debt securities are not adversely affected in any material respect;

      -- to add to, change or eliminate any provision of the indenture in respect of one or more series of debt securities, so long as either
           (1) there is no outstanding debt security of any series entitled to the benefit of the provision or (2) the amendment does not apply to any then outstanding debt security;

      --   to secure the debt securities;

      --   to establish the form or terms of the debt securities of any series;

      -- to provide for the appointment of a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions to facilitate the administration of the trusts under the indenture by more than one Trustee;

      -- to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit in trust of money and/or Government Obligations (see " Satisfaction and Discharge");

      -- to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance of the debt securities; or

      -- to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

     Section 901 of the indenture.

SATISFACTION AND DISCHARGE

     Unless the prospectus supplement relating to a particular series of debt securities states otherwise, we may enter into a supplemental indenture with the Trustee without the consent of any holder of outstanding debt securities to provide that we will be discharged from our obligations in respect of the debt securities of any series, except for obligations:

      --   to register the transfer or exchange of debt securities;

      --   to replace stolen, lost or mutilated debt securities;

      --   to maintain paying agencies; and

      --   to hold moneys for payment in trust.

The discharge would be effective on the 91st day after we deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. The supplemental indenture may only be executed if certain conditions have been satisfied, including that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that the discharge will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. In addition, the provisions of the supplemental indenture will not apply to any series of debt securities then listed on the New York Stock

Exchange if the provisions would cause the outstanding debt securities of the series to be delisted. Section 901 of the indenture.

     In addition to the above provisions, we will be released from any further obligations under the indenture with respect to a series of debt securities, except for obligations to register the transfer or exchange of debt securities and certain obligations to the Trustee, when certain conditions are satisfied including that:

      -- all debt securities of the series either have been delivered to the Trustee for cancellation or are due, or are to be called for redemption, within one year; and

      -- with respect to all debt securities of the series not previously delivered to the Trustee for cancellation, we have deposited in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, and any premium and interest on, those debt securities on the dates the payments are due.

     Section 401 of the indenture.

DEFEASANCE OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement relating to a series of debt securities, we will have the option to cease to comply with the covenants described under "-- Limitations on Liens" above and any additional covenants not included in the original indenture that may be applicable to the series. To exercise this option, we will be required to deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. We will also be required to deliver to the Trustee an opinion of counsel that the deposit and related covenant defeasance will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. We will not be permitted to exercise this option with respect to any series of debt securities listed on the New York Stock Exchange if the defeasance would cause the outstanding debt securities of the series to be delisted. Section 1009 of the indenture.

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary. Unless otherwise provided in the prospectus supplement relating to a series of debt securities, the depositary for each series of debt securities represented by one or more global debt securities will be The Depository Trust Company, New York, New York ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. or such other nominee as an authorized DTC representative may request. Accordingly, we expect Cede & Co. to be the initial registered holder of all debt securities that are represented by one or more global debt securities.

     So long as DTC or a nominee of DTC is the registered owner of a global debt security, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global debt security for all purposes under the indenture. Section 308 of the indenture. Except as set forth below in this prospectus or in a prospectus supplement relating to a specific series of debt securities, no person that acquires a beneficial interest in a global debt security will be entitled to receive physical delivery of a certificate representing those debt securities or will be considered the owner or holder of the debt securities under the indenture.

     DTC has informed us that it is:

      --   a limited purpose trust company organized under the New York Banking
           Law;

      --   a "banking organization" within the meaning of the New York Banking
           Law;

      --   a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      -- a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

     DTC has also informed us that it:

      --   holds securities that its "participants" deposit with it; and

      -- facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Firms that maintain accounts with DTC are referred to as "participants" of DTC. They include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Firms that are not participants themselves but that clear transactions through, or maintain a custodial relationship with, a participant, either directly or indirectly, are referred to as "indirect participants" of DTC. The rules applicable to DTC and its participants are on file with the SEC. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc.

     We will pay principal of, and any premium and interest on, debt securities represented by a global debt security to DTC or its nominee as the registered owner of the global debt security. DTC has advised us that its practice is to credit participants' accounts, upon DTC's receipt of funds and corresponding detail information, on the payable date in accordance with the participants' respective holdings shown on DTC's records. Payments by participants to beneficial owners of the debt securities will be governed by standing instructions and customary practices, as is the case with securities registered in "street name." We are responsible for payments to DTC or its nominee. DTC is responsible for disbursement of such payments to participants, and the participants and indirect participants are responsible for disbursement of payments to the beneficial owners. Neither we, the Trustee, any paying agent nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Section 308 of the indenture.

     Persons that are not participants or indirect participants may buy, sell or otherwise transfer ownership of or interests in debt securities represented by a global debt security only through participants or indirect participants. Participants will receive credit for the debt securities on DTC's records and indirect participants will receive credit for the debt securities on participants' records. In turn, the ownership interest of each beneficial owner will be recorded on the records of the participant or indirect participant through which the beneficial owner purchased its interest. Beneficial owners will not receive written confirmations from DTC of their purchases, but should receive written confirmations from the participants or indirect participants through which they purchased their interests. Transfers of ownership interests in debt securities represented by a global debt security are accomplished by entries made on the books of the participants or indirect participants acting on behalf of the beneficial owners.

     The deposit of a global debt security with DTC and its registration in the name of Cede & Co., or such other nominee as an authorized DTC representative may request, do not change or affect beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities represented by a global debt security. DTC's records reflect only the identities of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping records of their holdings on behalf of their customers. We, the security registrar, any paying agent, the Trustee and the depositary will not recognize the beneficial owners as registered holders of the debt securities represented by a global debt security.

     Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants or indirect participants. Conveyance of notices and other communications by DTC to its participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to applicable statutes and regulations in effect from time to time.

     Because DTC can act only on behalf of participants, the ability of a beneficial owner of debt securities represented by a global debt security to pledge its beneficial ownership interest to persons or entities that do not participate in the DTC system may be limited. The laws of some states may require that certain purchasers of securities take physical delivery of the certificates for the debt securities they purchase. These laws may reduce the liquidity of beneficial interests in a global debt security.

     We will issue individual certificated debt securities in exchange for the global debt security of a series only if:

      -- DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days;

      -- subject to any limitations described in the applicable prospectus supplement, we decide that the debt securities no longer will be represented by a global debt security and we deliver to the Trustee an order declaring that the global debt security will be exchangeable for certificated debt securities; or

      -- an Event of Default occurs and continues with respect to that series of debt securities.

     Section 305 of the indenture.

     If any of these events occurs, we will issue the individual certificated debt securities to the participants specified by DTC or its nominee, or to the beneficial owners specified by those participants, according to standing instructions and customary practices for securities registered in "street name." Except as described above, a global debt security may not be transferred except as a whole by or among DTC, a nominee of DTC and/or a successor depositary appointed by us.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in global debt securities among participants, it is under no obligation to perform or continue to perform these procedures, which may be discontinued at any time. Neither we, the Trustee, the security registrar nor any paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Section 308 of the indenture.

     We obtained the information in this section concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

THE TRUSTEE UNDER THE INDENTURE

     We and certain of our affiliates maintain banking and borrowing relations with Citibank, N.A.

     The indenture provides that we may appoint an alternative Trustee with respect to any particular series of debt securities. Any such appointment will be described in the prospectus supplement relating to that series of debt securities.

     Unless we are in default, the Trustee is required to perform only those duties specifically set out in the indenture. After a default, the Trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with the Trustee's exercise of these rights or powers. The Trustee is not required to spend or risk its own funds or otherwise incur financial liability in performing its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The indenture contains other provisions limiting the responsibilities and liabilities of the Trustee. Sections 601 and 603 of the indenture.

                              PLAN OF DISTRIBUTION

METHODS OF DISTRIBUTION

     We may sell the debt securities:

      --   to or through one or more underwriters or dealers;

      --   directly to other purchasers; and/or

      --   through one or more agents.

     The distribution of the debt securities may occur from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     The prospectus supplement relating to a series of debt securities will state:

      -- the name(s) of any underwriter(s) or agent(s) involved in the offer and sale (only the underwriter(s) or agent(s) named in the applicable prospectus supplement are underwriter(s) or agent(s) in connection with the debt securities being offered by that prospectus supplement);

      -- the terms and manner of sale of the debt securities, including the purchase price, the proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

      --   the place and time of delivery of the debt securities; and

      --   any securities exchange on which the debt securities may be listed.

COMPENSATION AND INDEMNIFICATION OF UNDERWRITERS

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of debt securities may be considered to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any compensation that we pay to underwriters, dealers or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the prospectus supplement relating to the debt securities.

     We may agree to indemnify the underwriters and agents which participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

     Underwriters, dealers or agents participating in the offer or sale of the debt securities, and their associates, may be customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

     If stated in a prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us under contracts providing for payment and delivery on a future date. These contracts, which in all cases must be approved by us, may be made with:

      --   commercial and savings banks;

      --   insurance companies;

      --   pension funds;

      --   investment companies;

      --   educational and charitable institutions; and

      --   other institutions.

The institution's obligations under the contract will be subject to the condition that the purchase of the debt securities at the time of delivery is not prohibited under the laws of the jurisdiction to which the institution is subject. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

                                 LEGAL OPINIONS

     Unless otherwise stated in a prospectus supplement, Timothy M. Hayes, our General Counsel, will pass upon the legality of each issue of the debt securities for us and Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the debt securities for any underwriters, dealers or agents of a particular issue of debt securities. Sidley Austin Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Mr. Hayes. Mr. Hayes owns shares of common stock of AIG and has options to purchase additional shares of such stock.

                                    EXPERTS

     Our consolidated financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the estimated expenses to be incurred by the registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions).

SEC registration fee........................................  $1,177,000
Printing....................................................     100,000
Legal fees and expenses.....................................     400,000
Accounting fees and expenses................................     300,000
Trustee's fees and expenses.................................     100,000
Rating agency fees..........................................   2,000,000
Miscellaneous...............................................      23,000
                                                              ----------
     Total..................................................  $4,100,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Chapter 37 of the Indiana Business Corporation Law empowers a corporation to indemnify any individual who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or, while a director of a corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, whether for profit or not, against reasonable expenses (including counsel fees), judgments, fines (including any excise tax assessed with respect to an employee benefit plan), penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if (i) he acted in good faith, and (ii) in the case of conduct in his official capacity with the corporation, he reasonably believed his conduct was in the best interests of the corporation or, in all other cases, he reasonably believed his conduct was at least not opposed to the best interests of the corporation (or with respect to an employee benefit plan, he reasonably believed his conduct was in the interests of the participants in and beneficiaries of the plan), and (iii) with respect to any criminal action or proceeding, he had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

     Chapter 37 further provides that a corporation shall, unless limited by its articles of incorporation, indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any action, suit or proceeding to which he was a party because he is or was a director or officer of the corporation against reasonable expenses incurred by him in connection therewith. Chapter 37 expressly states that the indemnification thereby provided does not exclude any other rights to indemnification to which a person may be entitled. Chapter 37 empowers a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee or agent, whether or not the corporation would have power to indemnify the individual against the same liability under Chapter 37. Finally, Chapter 37 empowers a corporation, under certain circumstances, to advance to an individual expenses incurred in connection with an action, suit or proceeding prior to the final disposition thereof, and empowers a court of competent jurisdiction, in certain cases, to order indemnification of a director or officer irrespective of whether the director or officer met the standards of conduct set forth above.

     Section 7.8 of the registrant's Restated Articles of Incorporation provides that, to the extent not inconsistent with applicable law, every person who is or was a director, officer, employee or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or entity, whether for profit or not, shall be indemnified against all liability and reasonable expense that may be incurred by him in connection with or resulting from any claim by reason of (i) his being or having been such a person, or (ii) any action taken or not taken by him in any such capacity (a) if such person is Wholly Successful with respect to the claim or (b) if not Wholly Successful, then if such person is determined to have acted in good faith, in what he reasonably believed to be the best interests of the registrant or at least not opposed to its best interests and, in addition, with respect to a criminal claim, is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe his conduct was unlawful.
Section 7.8 defines "Wholly Successful" to mean (i) termination of any claim against the person in question without any finding of liability or guilt against him, (ii) approval by a court, with knowledge of the indemnity provided in
Section 7.8, of a settlement of any claim, or (iii) the expiration of a reasonable period of time after the making or threatened making of any claim without the institution of the same, without any payment or promise made to induce a settlement.

     Section 7.8 provides that the rights of indemnification provided therein are in addition to any rights to which any such director, officer, employee or agent may otherwise be entitled. Additionally, Section 7.8 authorizes the Board of Directors of the registrant (i) to approve indemnification of any such person to the full extent permitted by the provisions of applicable law at the time in effect, and (ii) to authorize the registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him, whether or not the registrant would have the power to indemnify him against such liability. Section 7.8 permits the Board of Directors to authorize advancement of expenses incurred by such a person prior to the final disposition of a claim upon receipt of an undertaking by or on behalf of the person to repay such amount unless he is determined to be entitled to indemnification. The provisions of Section 7.8 are applicable to all claims made or commenced after the adoption of that section, whether arising from acts or omissions to act occurring before or after the adoption thereof.

     Article X of the registrant's Amended and Restated By-Laws provides that the registrant shall indemnify any person who was or is a named defendant or respondent or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of the registrant or is or was serving at the request of the registrant as a director, officer, partner, venturer, proprietor, trustee, employee or similar functionary of another foreign or domestic corporation or non-profit corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses (including court costs and attorneys' fees) actually incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed (i) in the case of conduct in his official capacity as a director of the registrant, to be in the best interests of the registrant and (ii) in all other cases, to be not opposed to the best interests of the registrant; and with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. In connection with any action, suit or proceeding in which the person shall have been adjudged to be liable to the registrant or liable on the basis that personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity as a director or officer, Article X (i) limits the indemnity to reasonable expenses (including court costs or attorneys' fees) actually incurred in connection with such proceeding, and (ii) prohibits the indemnity if the person is found liable for willful or intentional misconduct in the performance of his duty to the registrant. Article X further provides that the registrant shall indemnify any such person who has been wholly successful, on the merits or otherwise, in defense of any such action, suit or proceeding against reasonable expenses (including court costs and attorneys' fees) actually incurred by him.

     Article X also (1) requires the registrant to advance reasonable expenses prior to the final disposition of the action, suit or proceeding under certain circumstances, (2) states that the indemnification provided by Article X is (i) nonexclusive and (ii) does not limit the power of the registrant to indemnify and to advance expenses, and (3) empowers the registrant to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the registrant would have the power to indemnify him against that liability.

     Reference is made to the final undertaking set forth in Item 17.

     Reference is also made to Section 7 of the form of Underwriting Agreement, a copy of which is filed as Exhibit 1 hereto, for information concerning indemnification of the registrant and its directors, officers, and controlling persons by the underwriters.

     The registrant carries insurance covering directors and officers against certain liabilities.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this registration statement:

  1     Form of Underwriting Agreement (including form of Delayed
        Delivery Contract) relating to the debt securities.
  4     Indenture dated as of May 1, 1999 between American General
        Finance Corporation and Citibank, N.A., Trustee
        (incorporated by reference to Exhibit 4(a) filed as a part of our Quarterly Report on Form 10-Q for the quarter ended
        September 30, 2000 (file No. 1-6155)). The form or forms of debt securities with respect to each particular offering
        will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
  5     Opinion and consent of Timothy M. Hayes, General Counsel of
        American General Finance Corporation, as to the legality of the debt securities.
 12     Computation of Ratio of Earnings to Fixed Charges.
 23(a)  Consent of Timothy M. Hayes, Esq. (contained in his opinion in Exhibit 5).
 23(b)  Consent of PricewaterhouseCoopers LLP, Independent Auditors.
 24     Powers of Attorney.
 25     Form T-1 Statement of Eligibility of Citibank, N.A., Trustee
        under the indenture.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that the undertakings set forth in clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in Item 15 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on the 12th day of July, 2005.

                                          AMERICAN GENERAL FINANCE CORPORATION

                                          By: /s/ DONALD R. BREIVOGEL, JR.
                                            ------------------------------------
                                                 (Donald R. Breivogel, Jr.,
                                              Senior Vice President and Chief
                                                      Financial Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed by the following persons in the capacities indicated on July 12, 2005.

                   SIGNATURE                                             TITLE
                   ---------                                             -----
          /s/ FREDERICK W. GEISSINGER               Chief Executive Officer, President and Director
------------------------------------------------             (principal executive officer)
           (Frederick W. Geissinger)

          /s/ DONALD R. BREIVOGEL, JR.                   Senior Vice President, Chief Financial
------------------------------------------------                  Officer and Director
           (Donald R. Breivogel, Jr.)                        (principal financial officer)

             /s/ GEORGE W. SCHMIDT                 Vice President, Controller and Assistant Secretary
------------------------------------------------             (principal accounting officer)
              (George W. Schmidt)

             /s/ STEPHEN L. BLAKE*                                      Director
------------------------------------------------
               (Stephen L. Blake)

              /s/ ROBERT A. COLE*                                       Director
------------------------------------------------
                (Robert A. Cole)

             /s/ WILLIAM N. DOOLEY*                                     Director
------------------------------------------------
              (William N. Dooley)

              /s/ JERRY L. GILPIN*                                      Director
------------------------------------------------
               (Jerry L. Gilpin)

           /s/ STEPHEN H. LOEWENKAMP*                                   Director
------------------------------------------------
            (Stephen H. Loewenkamp)

              /s/ GEORGE D. ROACH*                                      Director
------------------------------------------------
               (George D. Roach)

           *By: /s/ TIMOTHY M. HAYES
   ------------------------------------------
      (Timothy M. Hayes, Attorney-in-Fact)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1        Form of Underwriting Agreement (including form of Delayed
          Delivery Contract) relating to the debt securities.
 4        Indenture dated as of May 1, 1999 between American General
          Finance Corporation and Citibank, N.A., Trustee
          (incorporated by reference to Exhibit 4(a) filed as a part of our Quarterly Report on Form 10-Q for the quarter ended
          September 30, 2000 (file No. 1-6155)). The form or forms of debt securities with respect to each particular offering
          will be filed as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.
 5        Opinion and consent of Timothy M. Hayes, General Counsel of
          American General Finance Corporation, as to the legality of the debt securities.
12        Computation of Ratio of Earnings to Fixed Charges.
23(a)     Consent of Timothy M. Hayes, Esq. (contained in his opinion in Exhibit 5).
23(b)     Consent of PricewaterhouseCoopers LLP, Independent Auditors.
24        Powers of Attorney.
25        Form T-1 Statement of Eligibility of Citibank, N.A., Trustee
          under the indenture.